UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) February 22, 2012

KOPIN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19882	04-2833935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 John Hancock Road, Taunton, MA 02780

(Address of Principal Executive Offices) (Zip Code)

(508) 824-6696

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, the Compensation Committee of the Board of Directors approved the adoption of the Company’s 2012 Incentive Plan effective as of January 1, 2012. The Company’s 2012 Incentive Plan acts as an incentive plan for the Company’s fiscal year ending December 29, 2012. Pursuant to this 2012 Incentive Plan, certain officers and employees of the Company are eligible to earn incentive compensation if the Company achieves certain financial milestones (the “Financial Milestones”), based on the 2012 Plan Budget, as adopted by the Company’s Compensation Committee. The purpose of the 2012 Incentive Plan is to further align the interest of management and shareholders by providing employees higher levels of compensation for meeting or exceeding the Financial Milestones. The 2012 Incentive Plan provides a cash bonus if the minimum Financial Milestones are achieved and additional incremental cash bonus amounts for results that exceed the minimum Financial Milestones. The incentive compensation may be earned if the product line a participant works for meets its respective financial milestone even if the other product lines of the Company do not meet their respective financial milestones. Drs. Fan and Choi and Mr. Sneider will earn 50% of their incentive compensation based on the results of the Display product line and 50% upon the results of the III-V product line.

The table below provides the potential range of awards that the Officers may be eligible to earn under the 2012 Incentive Plan. The table does not include amounts that will be paid as part of the Officer’s annual salary, amounts that may be earned under previous equity awards or any additional awards the Compensation Committee may grant.

Officer	Cash Bonus (a)	Cash Bonus Maximum (b)
Dr. Fan	$100,000	$328,000

Mr. Sneider	$30,000	$135,000

Dr. Tsaur	$30,000	$151,000

Dr. Choi	$30,000	$104,000

Mr. Hill	$30,000	$122,000

Mr. Presz	$30,000	$107,000

(a)	Cash bonus if the minimum Financial Milestones are achieved.
(b)	Maximum cash bonus if all Financial Milestones are achieved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2012

KOPIN CORPORATION

By:	/s/ Richard A. Sneider
Richard A. Sneider
Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)